Investor Contact:	David Morimoto	Media Contact:	Cedric Yamanaka
	SVP & Treasurer		Public Relations/Communications Manager
	(808) 544-0627		(808) 544-6898
	david.morimoto@centralpacificbank.com		cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

Central Pacific Financial Corp. Announces Retirement of Chief Executive Officer

Clint Arnoldus to Continue as CEO Until Year-End

HONOLULU, March 10, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today announced the retirement of Clint Arnoldus, its President and Chief Executive Officer and member of the Board of Directors of both companies, effective December 31, 2008.  The Company’s Board of Directors expects to commence a search immediately for a new President and CEO which will include both internal and external candidates.

“The Board is grateful for Clint’s leadership and contributions over the last six years,” said Ronald K. Migita, Chairman of the Board of Central Pacific Financial Corp.  “Clint has a strong track record of achievements as leader of our company and has helped Central Pacific Bank expand its role as an integral part of our community.  The next 10 months will culminate a distinguished career, and we wish him well in his retirement.”

“It has been an honor and a privilege to serve as CEO of Central Pacific,” Mr. Arnoldus said. “I want to take this opportunity to thank the employees, customers, communities and shareholders of Central Pacific for their support during my tenure.  I remain committed to leading the bank in my current capacity and I look forward to assisting the Board in whatever way possible in identifying the new CEO and ensuring a smooth and seamless transition.”

Mr. Arnoldus, 61, joined the Company in early 2002.  In particular, his leadership was instrumental in completing and integrating the merger of Central Pacific Bank and City Bank.  With 12 years of experience at the CEO level and more than 30 years of experience in the banking industry, Mr. Arnoldus has served in a number of capacities in international and domestic assignments.  Before joining Central Pacific, he served as Chairman, President and Chief Executive Officer of Community Bank, based in Pasadena, California.

He also served as Chairman and Chief Executive Officer of First Interstate Bank of Nevada.  He left First Interstate Bank when it was acquired by Wells Fargo and was named Chairman, President and Chief Executive Officer of The Bank of New Mexico in Albuquerque that same year.

Mr. Arnoldus is an active leader in business and community organizations in the State of Hawaii. He serves on the Boards of the Chamber of Commerce of Hawaii, Hawaii Business Roundtable, Hawaii Community Reinvestment Corporation, Hawaii Employers Council and the University of Hawaii Foundation.  He also serves in various capacities with several nonprofit organizations including the March of Dimes, YWCA, Japanese Chamber of Commerce, Japan-American Society of Hawaii and Shriners Hospitals for Children.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with $5.7 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branches and more than 90 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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